EXPLANATORY NOTE DEREGISTRATION OF SECURITIES On March 26, 2002, World Health Alternatives, Inc., a Florida corporation (the "Registrant"), filed a registration statement on Form SB-2 (No. 333-84934) (the "Registration Statement") using a "shelf" registration process to register 1,743,700 shares of common stock held by certain shareholders of the Registrant (the "Selling Shareholders"). On June 28, 2002, the Commission declared the Registration Statement effective. The Registration State was subsequently amended to register a total of 3,487,400 shares of common stock held by the Selling Shareholders following a 2-for-1 stock split effective October 7, 2002. Since that time and from time to time, the Registrant has filed prospectus supplements under the Registration Statement offering shares of common stock in connection with the acquisition of Better Solutions, Inc. In all, the Selling Shareholders sold a total of 3,335,400 shares under the Registration Statement, with 152,000 shares of common stock remaining unsold. The Registrant and the Selling Shareholders no longer desire to keep the Registration Statement effective. Accordingly, this Post-Effective Amendment No. 9 to the Registration Statement is being filed to deregister, as of the date hereof, all of the shares that remain unsold under the Registration Statement. [The remainder of this page is intentionally left blank]